ACCOUNTING SERVICES AGREEMENT

         This Agreement, dated as of the 24th day of March , 1997, made by and between THIRD AVENUE TRUST (the "Trust"), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended (the "Act"), and duly organized and existing under the laws of the State of Delaware, and FPS SERVICES, INC. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Declaration of Trust ("Trust Instrument") to issue separate series of shares representing interests in separate investment portfolios (the "Series"), certain of which Series are identified on Schedule "C" attached hereto and made a part hereof, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and

         WHEREAS, the Trust desires to appoint FPS as the Accounting Services Agent for the Series to maintain and keep current the books, accounts, records, journals and other records of original entry relating to the businesses of the Series as set forth in this Agreement and in Schedule "A" attached hereto and incorporated herein, and FPS desires to accept such appointment;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

         Section 1. APPOINTMENT OF FPS. The Trust hereby appoints FPS as Accounting Services Agent to the Series and FPS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

         In order that FPS may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the officers, investment adviser, legal counsel, independent accountants and custodian of the Series to cooperate fully with FPS and, upon request of FPS, to provide such information, documents and advice relating to the Series which FPS requires to

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 1 of 11 pages.

execute its responsibilities hereunder. In connection with its duties, FPS will be entitled to rely, and will be held harmless by each Series when acting in reasonable reliance, upon the instruction, advice or any documents relating to that Series as provided to FPS by any of the aforementioned persons on behalf of that Series. All fees charged by any such persons acting on behalf of a Series will be deemed an expense of that Series.

                  Nothing in this Agreement will prevent FPS or any officer thereof from providing the same or comparable services for or with any other person, firm or corporation. While the services supplied to the Series may be different than those supplied to other persons, firms or corporations, FPS will provide the Series equitable treatment in supplying services. The Series recognize that they will not receive preferential treatment from FPS as compared with the treatment provided to other FPS clients.

         SECTION 2. DEFINITIONS. Whenever used in this Agreement, or in any amendment or supplement hereto, the following words and phrases will have the following meanings, unless the context otherwise requires.

          (a) "Authorized Person" will be deemed to include any person, whether or not such person is an officer or employee of the Trust, duly authorized to give Oral Instructions or Written Instructions on behalf of the Series by a resolution of the Board of Trustees of the Trust, as may be received by FPS from time to time.

          (b) "Oral Instruction" will mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FPS in person or by telephone, telegram, telecopy or other mechanical or documentary means LACKING ORIGINAL SIGNATURE, by a person or persons reasonably identified to FPS to be an Authorized Person to give Oral Instructions to FPS on behalf of a Series.

          (c) "Written Instruction" will mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to FPS in an original writing CONTAINING AN ORIGINAL SIGNATURE or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to FPS to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Trust, or so identified by the Trust to give Written Instructions to FPS on behalf of a Series.

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 2 of 11 pages.

         The Trust will file with FPS a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

         SECTION 3. DUTIES OF FPS. FPS will be responsible for administering and/or performing those functions typically performed by a fund accounting agent in accordance with the terms of each Series' current Prospectus and Statement of Additional Information, applicable law and this Agreement, including without limitation, those duties specified in Schedule "A" attached hereto.

         SECTION 4. RECORD KEEPING AND OTHER INFORMATION. FPS will create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule "A" in accordance with all applicable laws, rules and regulations. All such records will be the property of the applicable Series and will be available during regular business hours for inspection, copying and use by the Series. Where applicable, such records will be maintained by FPS for the periods and in the places required by Rule 31a-2 under the Act. Upon termination of this Agreement, FPS will deliver all such records to the Trust or such person as the Trust may designate.

         In case of any request or demand for the inspection of the Share records of a Series, FPS shall notify the Series and secure instructions as to permitting or refusing such inspection. FPS may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

         SECTION 5. OTHER DUTIES. In addition to the duties set forth in Schedule "A," FPS may perform such other duties and functions, and will be paid such amounts therefor, as may from time to time be agreed upon in writing between the Trust and FPS. The compensation for such other duties and functions will be reflected in a written amendment to Schedule "B" and the duties and functions will be reflected in an amendment to Schedule "A," dated and signed by an officer of the respective Parties hereto.

         SECTION 6.        RELIANCE BY FPS; INSTRUCTIONS.

                  (a) Provided the standard of care in Section 9 has been met, FPS will have no liability when acting upon Written or Oral Instructions believed to have been executed or

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 3 of 11 pages.

orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Trust pursuant to Section 1(c).

                  (b) At any time, FPS may apply to any Authorized Person of the Trust for Written Instructions and may seek advice from legal counsel for the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and provided the standard of care in Section 9 has been met, it will not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Trust or for FPS. Written Instructions requested by FPS will be provided by the Trust within a reasonable period of time. In addition, FPS, its officers, agents or employees, will accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Trust only if said representative is an Authorized Person. The Trust agrees that all Oral Instructions will be followed within one business day by confirming Written Instructions, and that the Trust's failure to so confirm will not impair in any respect FPS' right to rely on Oral Instructions. FPS will have no duty or obligation to inquire into, nor will FPS be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by FPS to be an Authorized Person.

         SECTION 7. DAYS OF OPERATION. Nothing contained in this Agreement is intended to or will require FPS, in any capacity hereunder, to perform any functions or duties on any day on which the New York Stock Exchange ("NYSE") is closed. Functions or duties normally scheduled to be performed on such days will be performed on, and as of, the next succeeding business day on which the NYSE is open. Notwithstanding the foregoing, FPS will compute the net asset value of each Series on each day required pursuant to Rule 22c-1 promulgated under the Act.

         SECTION 8. ACTS OF GOD, ETC. FPS will not be liable or responsible for delays or errors caused by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 4 of 11 pages.

catastrophe.

         In the event of equipment failures beyond FPS' control, FPS will, at no additional expense to the Series, take reasonable steps to minimize service interruptions but will have no liability with respect thereto. The foregoing obligation will not extend to computer terminals located outside of premises maintained by FPS. FPS will enter into and will maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         SECTION 9. DUTY OF CARE AND INDEMNIFICATION. FPS will be obligated to exercise care and diligence and to act in good faith and to use its best efforts within commercially reasonable limits to insure the accuracy and completeness of all services performed under this Agreement.

         FPS shall indemnify and hold the Trust and any of its Series harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by FPS as a result of FPS' lack of good faith, negligence or willful misconduct.

         Any person, even though also a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, trustee, employee or agent of the Trust, will be deemed, when rendering services to the Series, or acting on any business of the Trust (other than services or business in connection with FPS' duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of FPS even though such person may be receiving compensation from FPS.

         Each Series shall indemnify and hold FPS harmless, together with its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of:

                  (i) any action taken or omitted to be taken by FPS except claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, negligence or reckless

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 5 of 11 pages.

disregard on the part of FPS in the performance of its obligations and duties under this Agreement; or

                  (ii) any action taken or omitted to be taken by FPS in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly Authorized Person, upon the Oral Instructions or Written Instructions of an Authorized Person of the Trust, or upon the written opinion of legal counsel for the Trust or FPS.

                  If a claim is made against any Party as to which such Party may seek indemnity under this Section, such Party will notify the other Party promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the other Party promptly of any action commenced against such Party within ten (10) days after such Party has been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the other Party will not, however, relieve the other Party from any liability which it may have on account of the indemnity under this Section so long as the other Party has not been prejudiced in any material respect by such failure.

                  The Parties will cooperate in the control of the defense of any action, suit or proceeding in which one Party is involved and for which indemnity is being provided to such Party by the other Party. The indemnifying Party may negotiate the settlement of any action, suit or proceeding subject to the other Party's approval, which will not be unreasonably withheld. The other Party reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by the other Party in connection with, or as a result of, such participation will be borne solely by the indemnifying Party if:

                  (i) the other Party has received an opinion of counsel from counsel to the indemnifying Party stating that the use of the indemnifying Party's counsel by the other Party would present an impermissible conflict of interest;

                  (ii) the defendants in, or targets of, any such action or proceeding include both Parties, and legal counsel to the other Party has reasonably concluded that there are legal

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 6 of 11 pages.

defenses available to it which are different from or additional to those available to the indemnifying Party or which may be adverse to or inconsistent with defenses available to the indemnifying Party (in which case the indemnifying Party will not have the right to direct the defense of such action on behalf of the other Party); or

                  (iii) the indemnifying Party authorizes the other Party to employ separate counsel at the expense of the indemnifying Party.

                  The terms of this Section will survive the termination of this Agreement.

         SECTION 10. LIMITATION OF LIABILITY. FPS is expressly put on notice of the limitation of liability as set forth in the Trust Instrument and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that FPS shall not seek satisfaction of any such obligations from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

         SECTION 11. COMPENSATION. Each Series agrees to pay FPS compensation for its services, and to reimburse it for expenses, at the rates, times and amounts as set forth in Schedule "B" attached hereto and incorporated herein by reference, and as will be set forth in any amendments to such Schedule "B" agreed upon in writing by the Trust and FPS.

         For the purpose of determining fees payable to FPS, the value of each Series' net assets will be computed at the times and in the manner specified in that Series' Prospectus and Statement of Additional Information then in effect. FPS will transmit an invoice to each Series as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule "B," and that Series will pay to FPS the amount of such invoice within ten (10) days after its receipt of the invoice.

         In addition, each Series agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by FPS with respect to such Series in the performance of its duties hereunder. Out-of-pocket expenses will include, but will not be limited to, the items specified in Schedule "B." Unspecified out-of-pocket expenses will be limited to those out-of-pocket expenses reasonably incurred by FPS in the performance of its obligations hereunder. Reimbursement by a Series for expenses incurred by FPS in any month will be made as soon as practicable but no later than ten (10) days after the receipt of an itemized invoice from FPS.

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 7 of 11 pages.

         During the term of this Agreement, should the Trust seek services or functions in addition to those outlined below or in Schedule "A" attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by both FPS and the Trust.

         SECTION 12.       TERM AND TERMINATION.

         (a) The initial term of this Agreement (the "Initial Term") will be for the period of one (1) year commencing on the date first above written and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.

         (b) The fee schedules set forth in Schedule "B" attached hereto will be fixed for one (1) year commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.

         (c) After the Initial Term of this Agreement, the Trust on behalf of one or more of the Series or FPS may give written notice to the other of the termination of this Agreement with respect to the Series identified in the written notice, such termination to take effect at the time specified in the notice, which date will not be less than one hundred eighty (180) days after the date of receipt of such notice ( the "Notice Period"). Prior to the effective termination date, each Series will pay to FPS such compensation as may be due as of the date of termination and will likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS on behalf of each applicable Series to such date.

         (d) In connection with the termination of this Agreement, if a successor to any of FPS' duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS, FPS will promptly, upon such termination and at the expense of the Trust, transfer all records which belong to the Trust and will provide reasonable cooperation in transferring such records to the named successor.

         (e) Should the Trust desire to move any of the services outlined in this Agreement to a successor service provider prior to the expiration of the Notice Period, FPS shall make a reasonable effort to facilitate the conversion on such prior date; however, there can be no guarantee that FPS will be able to facilitate a conversion of services prior to the end of the Notice Period. Should services be converted to a successor service provider prior to the end of the

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 8 of 11 pages.

Notice Period, or the Trust is liquidated or its assets merged with or purchased by another entity, payment of fees to FPS shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained at FPS until the expiration of the Notice Period and at the asset levels on the date of conversion or termination.

         (f) Notwithstanding the foregoing, this Agreement may be terminated at any time by either Party in the event of a material breach by the other Party involving gross negligence, willful misfeasance, bad faith or a reckless disregard of its obligations and duties under this Agreement and such breach, if capable of being remedied, shall have remained unremedied for thirty (30) days or more after receipt of written specification thereof.

         SECTION 13. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by FPS under this Agreement are the property of FPS. All records and other data except such computer programs and procedures are the exclusive property of the Series and all such other records and data will be furnished to the Series in appropriate form as soon as practicable after termination of this Agreement for any reason.

         SECTION 14. AMENDMENTS TO DOCUMENTS. The Trust will furnish FPS written copies of any amendments to, or changes in, the Trust's Declaration of Trust or By-Laws, and each Series' Prospectus or Statement of Additional Information forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which have the effect of changing the procedures employed by FPS in providing the services agreed to hereunder or which amendment affects the duties of FPS hereunder unless the Trust first obtains FPS' approval of such amendments or changes, which approval shall not be unreasonably withheld or delayed.

         SECTION 15. CONFIDENTIALITY. Both Parties hereto agree that any non-public information obtained hereunder concerning the other Party is confidential and may not be disclosed to any other person without the consent of the other Party, except as may be required by applicable law or at the request of the U.S. Securities and Exchange Commission or other governmental agency. FPS agrees that it will not use any non-public information for any

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 9 of 11 pages.

purpose other than performance of its duties or obligations hereunder. The obligations of the Parties under this Section will survive the termination of this Agreement. The Parties further agree that a breach of this Section would irreparably damage the other Party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

        SECTION 16. AMENDMENT. This Agreement may only be amended or modified by a written instrument executed by both Parties.

        SECTION 17.       MISCELLANEOUS.
                  (a) Notices. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or FPS, will be sufficiently given if addressed to that Party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

         To the Trust:
                Third Avenue Trust
                767 Third Avenue
                New York, NY 10017
                Attn.: Ian M. Kirschner, General Counsel

         To FPS Services, Inc.:
                FPS Services, Inc.
                3200 Horizon Drive
                P.O. Box 61503
                King of Prussia, PA 19406-0903
                Attn: Kenneth J. Kempf, President

                  (b) Assignment. This Agreement will extend to and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust authorized or approved by a resolution by its respective Boards of Directors and Trustees.

                  (c) Governing Law. This Agreement will be governed exclusively by the laws of the Commonwealth of Pennsylvania without reference to the choice of law provisions

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 10 of 11 pages.

thereof.

                  (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original; but such counterparts will, together, constitute only one instrument.

                  (e) Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) Entire Agreement; Severability. This Agreement and the Schedules attached hereto constitute the entire agreement of the Parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions will not be affected or impaired thereby.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting in its entirety, of eleven typewritten pages, together with Schedules "A," "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.

Third Avenue Trust on behalf of the                 FPS Services, Inc.
Series identified on Schedule C

By:------------------------                         By:------------------------

Martin J. Whitman, President                        Kenneth J. Kempf, President

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc. Page 11 of 11 pages.

                                                                    SCHEDULE "A"

                        ACCOUNTING & PORTFOLIO VALUATION
                                       FOR

                               THIRD AVENUE TRUST

                                                          Dated: ------ --, 1997

I.       SERVICES RELATED TO PORTFOLIO VALUATION AND ACCOUNTING
         All financial data provided to, processed, and reported by FPS under this Agreement shall be stated in U. S. dollars. FPS' obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and information services.

         A.    DAILY ACCOUNTING SERVICES

               1.   CALCULATE  NET ASSET VALUE  ("NAV") AND  OFFERING  PRICE PER
                    SHARE:

                    o Update the daily market value of securities held by the Series using FPS' standard agents for pricing domestic equity and bond securities. The domestic equity pricing services employed by FPS are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Cor poration (IDC). Muller Data, Telerate Systems, Inc., J.J. Kenny Co., Inc. and IDC are employed by FPS for bond and money market prices/yields. Bloomberg is available and used for price research.
                    o Enter limited number of manual prices supplied by the Series.
                    o Prepare NAV proof sheets. Review components of change in NAV for reasonableness.
                    o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the Series. Verify U.S. dollar security prices exceeding variance levels by notifying the Series and pricing sources of noted variances.
                    o Review for ex-dividend items indicated by pricing sources; trace to Series' general ledger for agreement.
                    o Communicate required pricing information (NAV/Offering Price) to the Trust's Advisor, agent performing shareholder servicing and electronically to NASDAQ.

               2.   DETERMINE   AND  REPORT  CASH   AVAILABILITY   TO  TRUST  BY
                    APPROXIMATELY  9:30 A.M.  EASTERN TIME:
                    o Receive daily cash and transaction statements from the Custodians


--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; MARCH 21, 1997       SCHEDULE "A"
                         by 8:30 a.m. Eastern time.
                    o Receive previous day shareholder activity reports from the Trust's agents providing services related to shareholders and share transactions by 8:30 a.m. Eastern time.
                    o Fax hard copy of Cash Availability calculations with all details to the Series.
                    o   Supply the Series with 3-day cash projection report.
                    o Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the Series and the Custodians.

               3.   RECONCILE AND RECORD ALL DAILY EXPENSE ACCRUALS:
                    o Accrue expenses based on budget supplied by the Advisor either as percentage of net assets or specific dollar amounts.
                    o If applicable, monitor expense limitations established by the Advisor.
                    o If applicable, accrue daily amortization of organizational expense.
                    o If applicable, completed daily accrual of 12b-1 expenses.

               4.   VERIFY AND RECORD ALL DAILY INCOME ACCRUALS FOR DEBT ISSUES:
                    o Review and verify all system generated interest and amortization reports.
                    o Establish unique security codes for bond issues to permit segregated trial balance income reporting.

               5.   MONITOR   DOMESTIC   SECURITIES  HELD  FOR  CASH  DIVIDENDS,
                    CORPORATE ACTIONS AND CAPITAL CHANGES SUCH AS SPLITS, MERGERS, SPINOFFS, ETC. AND PROCESS APPROPRIATELY.
                    o Monitor electronically received information from Muller Data Corporation for all domestic securities.
                    o Review current daily security trades for dividend activity.
                    o Interface with the Custodians to monitor timely collection and postings of corporate actions, dividends and interest.

               6.   ENTER ALL SECURITY  TRADES ON INVESTMENT  ACCOUNTING  SYSTEM
                    (IAS) based on written  instructions from Trust's Advisor.
                    o Review system verification of trade and interest calculations.
                    o Verify settlement through the statements supplied by the Custodians.
                    o   Maintain security ledger transaction reporting.
                    o   Maintain tax lot holdings.
                    o   Determine realized gains or losses on security trades.

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; MARCH 21, 1997       SCHEDULE "A"

                    o   Provide complete broker commission reporting.

               7.   ENTER ALL FUND SHARE TRANSACTIONS ON IAS:
                    o Process activity identified on reports supplied by the Trust's agent providing services related to shareholders and share transactions.
                    o Verify settlement through the statements supplied by the Trust's Custodians.
                    o Reconcile report balances to the Trust's agent providing services related to shareholders and share transactions.

                 8. PREPARE  AND  RECONCILE/PROVE  ACCURACY  OF THE DAILY  TRIAL
                    BALANCE (listing all asset, liability, equity, income and expense accounts)
                    o   Post manual entries to the general ledger.
                    o   Post custodian bank activity.
                    o   Post shareholder and security transactions.
                    o Post and verify system generated activity, i.e., income and expense accruals.
                    o Prepare Series' general ledger net cash proof used in NAV calculation.

               9.   REVIEW AND RECONCILE WITH CUSTODIANS' STATEMENTS:

                    o Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodians.)
                    o   Post all cash settlement activity to the Trial Balance.
                    o   Reconcile to ending cash balance accounts.
                    o   Clear IAS subsidiary  reports with settled  amounts.
                    o Track status of past due items and failed trades handled by the Custodians.

               10.  SUBMISSION   OF  DAILY   ACCOUNTING   REPORTS   TO   SERIES:
                    (Additional reports readily available.)
                    o   Trial Balance
                    o Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/ depreciation and percentage of portfolio comprised of each security).
                    o   NAV Calculation Report.
                    o   Cash availability and 3-day Cash Projection Report.

         B.    MONTHLY ACCOUNTING SERVICES

               1. FULL FINANCIAL STATEMENT PREPARATION (automated Statement of Assets and

--------------------------------------------------------------------------------
Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; MARCH 21, 1997       SCHEDULE "A"

                    Liabilities,   Statement  of  Operations  and  Statement  of
                    Changes in Net Assets) and submission to Advisor by 10th business day.

               2.   SUBMISSION OF MONTHLY AUTOMATED IAS REPORTS TO ADVISOR:
                    o   Security Purchase/Sales Journal
                    o   Interest and Maturity Report
                    o   Brokers Ledger (Commission Report)
                    o Security Ledger Transaction Report with Realized Gains/Losses
                    o Security Ledger Tax Lot Holdings Report
                    o   Additional reports available upon request

               3.   RECONCILE   ACCOUNTING  ASSET  LISTING  TO  CUSTODIAN  ASSET
                    LISTING:
                    o Report any security balance discrepancies to the applicable Custodians and the Advisor.

               4. PROVIDE MONTHLY ANALYSIS AND RECONCILIATION OF ADDITIONAL TRIAL BALANCE ACCOUNTS,
                    such as:
                    o   Security    cost   and    realized    gains/losses
                    o   Interest/dividend     receivable     and    income
                    o   Payable/receivable  for securities purchased and sold
                    o   Payable/receivable   for  Series'  shares;  issued  and
                        redeemed
                    o   Expense payments and accruals analysis
               5. If Appropriate, Prepare and Submit to the Trust (additional fees may apply):
                    o SEC yield reporting (non-money market funds with domestic and ADR securities only).
                    o   Income by state reporting.
                    o   Standard Industry Code Valuation Report.
                    o   Alternative Minimum Tax Income segregation schedule.

         C.       ANNUAL (AND SEMI-ANNUAL) ACCOUNTING SERVICES

               1. Annually assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

               2.  Provide semi-annual N-SAR Reporting (Accounting Questions):

                    If applicable for the Series, answer the following items: 2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53,
                    55, 62, 63, 64B,


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"

                           71, 72, 73, 74, 75 and 76.

         D.        ACCOUNTS AND RECORDS

         On each day the NYSE is open for regular trading and subject to the proper receipt (via Oral or Written Instructions) by FPS of all information required to fulfill its duties under this Agreement, FPS will maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the Act relating to the business of the Series in such form as may be mutually agreed upon between the Trust and FPS:

                  (1)      Net Asset Value Calculation Reports;
                  (2)      Cash Receipts Report;
                  (3)      Cash Disbursements Report;
                  (4)      Dividends Paid and Payable Schedule;
                  (5)      Purchase and Sales Journals - Portfolio Securities;
                  (6)      Subscription and Redemption Reports;
                  (7) Security Ledgers - Transaction Report and Tax Lot Holdings Report;
                  (8)      Broker Ledger - Commission Report;
                  (9)      Daily Expense Accruals;
                 (10)      Daily Interest Accruals;
                 (11)      Daily Trial Balance;
                 (12)      Portfolio Interest Receivable and Income Reports;
                 (13)      Portfolio Dividend Receivable and Income Reports;
                 (14) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security; and
                 (15)      Average Daily Net assets provided on monthly basis.

         E.       PROTOCOL CONCERNING ACCURACY OF PRICING PORTFOLIO SECURITIES

         FPS shall perform the ministerial calculations necessary to calculate the net asset value each day that the New York Stock Exchange is open for business, in accordance with; (i) the current Prospectus and Statement of Additional Information for each Series, and (ii) procedures with respect thereto approved by the Board of Trustees of the Trust and supplied in writing to FPS. Portfolio items for which market quotations are available by FPS' use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where a Series or the Advisor has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in each Series' Prospectus and Statement of Additional Information then in effect. All of the portfolio securities shall be given such values as the applicable Series or the Advisor provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable

--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"
         solely by such Service subject to the appropriate provisions in the Series' Prospectus and Statement of Additional Information then in effect.

         FPS will have no responsibility or liability for (i) the accuracy of prices quoted by such Service; (ii) the accuracy of the information supplied by the a Series; or (iii) any loss, liability, damage, or cost arising out of any inaccuracy of such data. FPS will have no responsibility or duty to include information or valuations to be provided by a Series in any computation unless and until it is timely supplied to FPS in usable form. FPS will record corporate action information as received from the Custodians, the Service or a Series. FPS will not have any duty to gather or record corporate action information not supplied by these sources.

         FPS will assume no liability for price changes caused by the Advisor or any subadvisor, Custodian, suppliers of security prices, corporate action and dividend information, or any party other than FPS itself.

         F.       PROTOCOL REGARDING RECEIPT OF INSTRUCTIONS

         For all purposes under this Agreement, FPS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust on behalf of a Series or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record will be delivered, and in cases where FPS receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust will cause the broker/dealer to send a written confirmation to the Custodian. FPS will be entitled to rely on the first Oral or Written Instruction received and any act or omission undertaken in compliance therewith will be free of liability and fully indemnified and held harmless by the applicable Series, provided, however, that in the event a Written or Oral Instruction received by FPS is countermanded by a subsequent Written or Oral Instruction received by FPS prior to acting upon such countermanded Instruction, FPS will act upon such subsequent Written or Oral Instruction. The sole obligation of FPS with respect to any follow-up or confirmatory Written Instruction or Oral Instruction in documentary or written form will be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the applicable Series. The Series will be responsible, at the Series' expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires FPS to act, the Trust will give FPS specific Written Instruction as to the action required.

--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"

II.      ASSUMPTIONS REGARDING PORTFOLIO VALUATION AND ACCOUNTING
         --------------------------------------------------------

         (The Fees as set forth in Schedule "B" are based on the following assumptions. To the extent these assumptions are inaccurate or requirements change, fee revisions may be necessary.)

         BASIC ASSUMPTIONS:
         ------------------

         1. The Series' portfolio asset composition will be primarily domestic equities. Trading activity is expected to be moderate with an annual turnover rate not to exceed 100%.

         2. Each Series has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. FPS does not provide security tax accounting which differs from its book accounting under this fee schedule.

         3. Each Series agrees to the use of FPS' standard current pricing services for domestic equity and debt securities.

                  It is assumed that FPS will work closely with each Series to ensure the accuracy of the Series' NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. Each Series will establish security variance procedures to minimize NAV miscalculations.

         4. To the extent a Series requires a limited number of daily security prices from specific brokers for domestic securities (as opposed to pricing information received electronically), these manual prices will be obtained by the Series' Advisor and faxed to FPS by 4:00 p.m. Eastern time for inclusion in the NAV calculations. The Advisor will supply FPS with the appropriate pricing contacts for these manual quotes.

         5. Procedural discussions between FPS and a Series are required to clarify the appropriate pricing and dividend rate sources if the Series invests in open-end regulated investment companies (RIC's). Depending on the methodologies selected by the Series, additional fees may apply.

         6. FPS will supply daily Portfolio Valuation Reports to each Series' Advisor identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation. It will be the responsibility of the Advisor to review these reports and to promptly notify FPS of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated NAV.


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"

         7. The Series do not currently expect to invest in swaps, futures, hedges or derivatives. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between FPS and Series management. (Two weeks advance notice is required should the Series commence trading in these investments.)

         8. Each Series will supply FPS with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers for all debt issues. If applicable, the Series' Advisor shall supply the yield to maturity and related cash flow schedules for any mortgage/asset-backed securities held in the Series.

         9. The Advisor will supply/support FPS in timely receipt of dividend information and return of capital characterization for the REITs held in each Series. To the extent applicable, FPS will maintain on a daily basis U.S. dollar-denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This Agreement does not provide for tax classifications if they are required.

         10. Each Series is responsible for the establishment and monitoring of any segregated accounts pertaining to any Line of Credit for temporary administrative purposes, and/or leveraging the portfolio. FPS will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

         11. If a Series commences participation in security lending or short sales within its portfolio securities, additional fees may apply. Should a Series require these additional services, procedural discussions must take place between FPS and the Series' Advisor to clarify responsibilities. (Two weeks advance notice to FPS is required should a Series desire to participate in the above.)

         12. Each Series will supply FPS with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly.

         13. Specific deadlines will be met and complete information will be supplied by each Series in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

                  Each Series will direct its Advisor to provide Trade Authorization Forms to FPS


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"
                  with the appropriate officer's signature on all security trades placed by the Series no later than 12:30 p.m. Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 a.m. Eastern time on trade date plus one for non-money market securities. Receipt by FPS of trade information within these identified deadlines may be via telex, fax or on-line system access. The Advisor will supply FPS with the trade details in accordance with the above stated deadlines.

                  The Advisor will provide all information required by FPS, including CUSIP numbers and/or ticker symbols for all U.S. dollar-denominated trades on the Trade Authorization, telex or on-line support. FPS will supply the Advisor with recommended trade ticket documents to minimize receipt of incomplete information. FPS will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

         14. To the extent a Series utilizes purchases in-kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, FPS will provide the Series with procedures to properly handle and process such transactions. Should a Series prefer procedures other than those provided by FPS, additional fees may apply. Discussions shall take place at least two weeks in advance between FPS and the Series to clarify the appropriate in-kind operational procedures to be followed.

         15. The Parties will establish mutually agreed upon amortization procedures and accretion requirements for debt issues held by the Series prior to commencement of operations. Adjustments for financial statements regarding any issues with original issue discount (OID) are not included under this Agreement. Each Series will direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.

         16. No Series is currently expected to issue separate classes of shares. To the extent it does, additional fees will be negotiated.

         17. Each Series shall direct its Custodian to provide FPS with daily custodian statements (or on-line access to the custody system) reflecting all prior day cash activity on behalf of each portfolio by 8:30 a.m. Eastern time. Complete descriptions of any postings, inclusive of Sedol/CUSIP numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending cash balances, etc. will be provided by the Custodian's reports or system.

         18. Each Series shall direct its Custodian to supply the dividend, capital change information and interest rate changes to FPS in a timely manner. The Advisor


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"
                  will supplement and support as appropriate.

         19. Each Series shall direct its Custodian to handle and report upon all settlement problems, failed trades and resolve unsettled dividends/interest/pay downs and capital changes. The Custodians will process all applicable capital change paperwork based upon the advice from the Advisor. FPS agrees to supply segregated Trial Balance reporting and supplemental reports to assist in this process.


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"

                                                                    SCHEDULE "B"

                     ACCOUNTING SERVICES AGENT FEE SCHEDULE
                                       FOR

                               THIRD AVENUE TRUST

                                                          Dated: ------ --, 1997

     THIS FEE SCHEDULE IS FIXED FOR THE INITIAL TERM AS THAT TERM IS DEFINED IN THE AGREEMENT.

I.     FEES RELATED TO PORTFOLIO VALUATION AND ACCOUNTING

 A. ANNUAL FEE SCHEDULE FOR THE THIRD AVENUE VALUE FUND(U.S. DOLLAR-DENOMINATED SECURITIES ONLY)(1/12TH PAYABLE MONTHLY IN ADVANCE BASED ON THE PRIOR MONTH'S AVERAGE DAILY NET ASSETS):

          $24,000       Minimum to        $ 10 Million of Average Net Assets
          .0004         On the Next       $ 40 Million of Average Net Assets
          .0003         On the Next       $ 50 Million of Average Net Assets
          .0001         On the Next       $100 Million of Average Net Assets
          .00005        On the Next       $800 Million of Average Net Assets
          .000025           Over          $  1 Billion of Average Net Assets


           If the Fund holds 10 or less non-U.S. Dollar denominated securities, the fee schedule will remain unchanged.

           If the Fund purchases more than 10 non-U.S. dollar denominated securities, the annual minimum of the Series will increase from $24,000 to $34,000.

           If the Fund holds more than 50% of its securities in non-U.S. dollar denominated assets, the annual minimum of the Series will increase from $24,000 to $40,000.

B. Annual Fee Schedule for the Third Avenue Small-Cap Value Fund(U.S. DOLLAR-DENOMINATED SECURITIES ONLY)(1/12TH PAYABLE MONTHLY IN ADVANCE BASED ON THE PRIOR MONTH'S AVERAGE DAILY NET ASSETS):

          $24,000       Minimum to        $ 20 Million of Average Net Assets
          .0003         On the Next       $ 30 Million of Average Net Assets
          .0002         On the Next       $ 50 Million of Average Net Assets
          .0001         On the Next       $100 Million of Average Net Assets*

          If the Fund holds 10 or less non-U.S. Dollar denominated securities, the fee Schedule will remain unchanged.

--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
J:\WDATA\ADMIN\THIRD AVENUE\CONTRACT\ASU.AGR; March 21, 1997        Schedule "A"

                  If the Fund purchases more than 10 non-U.S. dollar denominated securities, the annual minimum of the Series will increase from $24,000 to $34,000. If the Fund holds more than 50% of its securities in non-U.S. dollar denominated assets, the annual minimum of the Series will increase from $24,000 to $40,000.

                  *When the assets reach $200 million, fees will be subject to further negotiation.

       C. Pricing Services Quotation Fee (based on individual CUSIP or security identification number.) Specific costs will be identified based upon options selected by each Series and will be billed monthly.


=======================================================================================================
                                                       MULLER DATA        INTERACTIVE        J.J. KENNY
SECURITY TYPES                                            CORP.*          DATA CORP.*         CO., INC.
-------------------------------------------------------------------------------------------------------
Government Bonds                                    $       .50        $       .50        $    .25 (a)
Mortgage-Backed (evaluated, seasoned, closing)              .50                .50             .25 (a)
Corporate Bonds (short and long term)                       .50                .50             .25 (a)
U.S. Municipal Bonds (short and long term)                  .55                .80             .50 (b)
CMO's/ARM's/ABS                                            1.00                .80            1.00 (a)
Convertible Bonds                                           .50                .50            1.00 (a)
High Yield Bonds                                            .50                .50            1.00 (a)
Mortgage-Backed Factors (per Issue per Month)              1.00                n/a               n/a
Domestic Equities                                          (d)                .15                n/a
Domestic Options                                            n/a                .15               n/a
Domestic Dividends & Capital Changes                        (d)               3.50               n/a
(per Issue per month)
Foreign Securities                                          .50                .50               n/a
Foreign Securities Dividends & Capital Changes
(per Issue per Month)                                      2.00               4.00               n/a
Set-up Fees                                                 n/a              n/a(e)            .25 (c)
All Added Items                                             n/a                n/a             .25 (c)

=======================================================================================================


           * Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

                           (a)  $35.00 per day minimum
                           (b)  $25.00 per day minimum
                           (c)  $ 1.00, if no CUSIP
                           (d)  At no additional cost to FPS clients

                           (e)  Interactive    Data   also    charges    monthly
                                transmission costs and disk storage charges.

       1)    Futures and Currency Forward Contracts  -  $2.00 per Issue per Day

       2)    Reuters, Inc.*

             *Based on current vendor costs, subject to change. FPS does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

       3)    Telerate Systems, Inc.* (IF APPLICABLE)
             *Based on current vendor costs, subject to change.

       Specific costs will be identified based upon options selected and will be billed monthly.

      D.   SEC Yield Calculation: (IF APPLICABLE)
      --   --------------------------------------

           Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC, $1,000 per year per fund. For multiple class funds, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per fund (U.S. DOLLAR-DENOMINATED SECURITIES ONLY).

II.      OUT-OF-POCKET EXPENSES
---      ----------------------

    Each Series will reimburse FPS monthly for all applicable out-of-pocket expenses which include, but are not limited to, the following: postage, telecommunications (telephone, fax, on-line access), special reports, transmissions, approved record retention, pre-approved travel expenses and copying and sending materials to auditors and/or regulatory agencies for off-site examinations.

III.     ADDITIONAL SERVICES
----     -------------------

    Activities of a non-recurring nature, including but not limited to, shareholder in-kinds, fund consolidations, mergers, acquisitions, reorganizations are not included herein, and will be quoted separately. To the extent the Advisor should decide to issue additional separate classes of shares, additional fees will apply. Any enhanced services, programming requests or reports will be quoted upon request.

    To the extent the a Series commences using investment techniques such as security lending, short sales, swaps, futures, leveraging, reverse repurchase agreements and foreign securities, additional fees will be negotiated.

                                                                    SCHEDULE "C"

                                                          Dated: ------ --, 1997

                            Identification of Series
                            ------------------------

Below are listed the "Series" of Third Avenue Trust to which services under this Agreement are to be performed as of the execution date of the Agreement:

           1.  Third Avenue Value Fund
           2.  Third Avenue Small-Cap Value Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.

Third Avenue Trust                                  FPS Services, Inc.



By:                                            By:
---------------------------                         ---------------------------
Martin J. Whitman, President                        Kenneth J. Kempf, President


--------------------------------------------------------------------------------
 Accounting Services Agreement between Third Avenue Trust and FPS Services, Inc.
                                                                    Schedule "C"